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Exhibit 10.79

Mandalay Resort Group Supplemental Executive Retirement Plan

AMENDMENT NO. 3
April 15, 2005

        WHEREAS, MANDALAY RESORT GROUP, a Nevada corporation (the "Company"), maintains the Mandalay Resort Group Supplemental Executive Retirement Plan (the "Plan"); and

        WHEREAS, the Company desires to incorporate into the plan document certain amendments made to the Plan by action of the Board of Directors taken at a meeting that occurred on June 15, 2004; and

        WHEREAS, the Company desires to make certain amendments to the Plan in order to ensure that the Plan complies with all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), including the provisions applicable to nonqualified deferred compensation plans under Code Section 409A added to the Code by the American Jobs Creation Act of 2004; and

        WHEREAS, pursuant to the provisions of Sections 9.1 and 9.2 of the Plan, the Company is authorized to amend the Plan.

        NOW, THEREFORE, effective as of the date hereof (or as otherwise specified hereinafter), the Plan is hereby amended as follows:

        1.     Effective as of June 15, 2004, a new Section 2.5(v) (relating to the definition of a "Change of Control") is hereby added at the end of Section 2.5 of the Plan, to read:

          "(v) In addition to any of the events described in Section 2.5(i), (ii), (iii) and (iv), above, the closing of the merger contemplated under the terms of the Agreement and Plan of Merger dated as of June 15, 2004 (the "Merger Agreement") among the Company, MGM Mirage, and MGM Mirage Acquisition Co. #61 (the "Closing") shall constitute a Change of Control for purposes of the Plan."

        2.     Effective as of June 15, 2004, a new sentence (relating to the exclusion of certain bonus payments from the definition of "Compensation") is hereby added to the end of Section 2.8 of the Plan, to read:

          "Notwithstanding the foregoing, Compensation shall not include any bonus paid to a Participant pursuant to a bonus agreement authorized under Schedule 4.13 to the Merger Agreement."

        3.     Effective as of June 15, 2004, a new Section 5.2(d) (relating to the waiver of the Plan's forfeiture for competition provisions in certain circumstances) is hereby added to the end of Section 5.2 of the Plan, to read:

          "(d) Notwithstanding anything to the contrary in this Section 5.2, Section 5.2(a) shall not be applicable to (and no benefit under the SERP shall be forfeited or required to be repaid or restored by) any Participant whose employment terminates in circumstances that constitute a "Qualifying Termination" (as defined below). For purposes of the SERP, a Qualifying Termination means either (i) the termination of a Participant's employment within 60 days after the Closing, other than a termination by the Company for Cause, or (ii) a termination of the Participant's employment at any time after the Closing, other than a termination by the Company for Cause or by the Participant without "Good Reason" (as defined for purposes of this Section 5.2(d), below). For purposes of this Section 5.2(d), the term "Good Reason" means (i) the failure of the Company or any of its subsidiaries to pay the Participant any compensation when due, save and except a disputed claim to compensation; (ii) a material reduction in the scope of duties, responsibilities or authority of the Participant, any change in the Participant's line of reporting, any reduction in the Participant's salary, any reduction in the Participant's combined salary and bonus below the level of such Participant's combined salary and bonus for the fiscal year ending

  January 31, 2005; or (iii) a purported termination by the Company or any of its subsidiaries of the Participant for Cause if it is subsequently determined that the grounds for termination for Cause were not present at the time of termination of the Participant. Notwithstanding anything herein to the contrary, Section 5.2(a) shall not apply to (and no benefit under the SERP shall be forfeited or be required to be repaid or restored by) any Participant designated on the Schedule of Illinois and Detroit Participants, attached here to as Exhibit A, whose employment is transferred to Elgin Casino Resort—Riverboat Casino in the case of an Illinois Participant or to Detroit Entertainment, LLC, or Circus Circus Michigan, Inc., in the case of a Detroit Participant.

        4.     Effective as of June 15, 2004, a new Section 6.6(c) is hereby added at the end of Section 6.6 of the Plan (relating to certain adjustments with respect to Section 280G of the Code), to read:

          "(c) Section 6.6 (other than this Section 6.6(c)) shall not apply to any Participant who is entitled to receive payments pursuant to Section 5.07(d) of the Merger Agreement."

        5.     A new Section 6.7 (relating to certain distributions) is hereby added to Section 6 of the Plan, to read:

          "6.7 Distributions on Certain Terminations of Employment. Each Participant who has provided the Company with a written request filed on or before December 31, 2004 to receive a distribution of his or her Benefit in the form of a Lump Sum distribution following such Participant's Qualifying Termination shall be entitled to receive a distribution in that benefit form determined as provided under applicable provisions of the Plan immediately following the occurrence of such Qualifying Termination or as of the date such Participant attains age 55, if that is later; provided, however, that any such distribution shall be subject to the provisions of Section 6.8 (relating to compliance with Code Section 409A)."

        6.     A new Section 6.8 (relating to compliance with Code Section 409A) is hereby added to Section 6 of the Plan, to read:

          "6.8 Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, distribution of Participants' Benefits under the Plan shall be made in a manner and at such times as comply with all applicable provisions of Code Section 409A, as in effect from time to time, including, for these purposes, applicable effective date rules for such Code section, applicable transitional rules and guidance issued by the Secretary of the Treasury or the Internal Revenue Service, including, but not limited to Treasury Notice 2005-1 (as published in the Internal Revenue Bulletin 2005-2, January 10, 2005, and referred to herein as "Notice 2005-1") and such temporary or final regulations as may be promulgated pursuant to Code Section 409A. The intent of this Section 6.8 is to ensure that no Participant is subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(1) as a result of any failure to comply with all of the requirements of Code Section 409A, and this Section 6.8 shall be interpreted in light of, and consistent with, such requirements. This Section 6.8, and the following rules, shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, an affected Participant under Code Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Code Section 409A, as that may be amended from time to time or modified by reason of issuance of regulations or other guidance, and to the greatest extent possible in a manner that does not constitute a "material modification" of the Plan (as defined in Section 885(d) of the American Jobs Creation Act of 2004).

          (a)   Distribution of a Lump Sum to a Participant who has terminated his or her employment in a Qualifying Termination and who is entitled to a Lump Sum distribution (by reason of such Participant's election) shall be paid to such Participant pursuant to Section 6.7 as set forth above, provided the distribution of such Lump Sum constitutes a complete distribution of the Participant's

  Benefit on or before December 31, 2005 so that such distribution qualifies as complying with Code Section 409A, taking into account for these purposes, Q&A-20 of Notice 2005-1.

          (b)   Distribution of a Lump Sum to a Participant following a Qualifying Termination that cannot be made in a manner that satisfies the requirements of Q&A-20 of Notice 2005-1 shall be distributed at the earliest date such distribution may be made without violating the distribution rules of Code Section 409A(a)(2), so that any such distribution of a Lump Sum may, for example, be delayed to the extent necessary to comply with the special rule of Code Section 409A(a)(2)(B)(i) (prohibiting distributions to a "specified employee" within six months of such employee's separation from service).

          (c)   Commencement of distribution of a Participant's Benefit shall be delayed to the extent necessary to satisfy the distribution rules of Code Section 409A(a)(2); provided, however, that no such delay on commencement of distribution shall apply to distributions made pursuant to Section 6.8(a), above, to the extent such distributions are not subject to taxation or penalty under Code Section 409A by reason of the application of relevant provisions of Notice 2005-1.

          (d)   Distribution of any Participant's Benefit under the Plan shall be made in accordance with such Participant's last valid benefit election that was made (and not thereafter revoked) on or before December 31, 2005, taking into account for these purposes Q&A-19 of Notice 2005-1; provided, however, that a subsequent election of a different form of distribution made after December 31, 2005 shall be effective and such other elected form of benefit shall be distributed to such Participant if such subsequent election was made in a manner that complies with Code Section 409A(a)(4)(C) (relating to changes in time and form of distribution) or otherwise does not cause Participant's Benefit to become subject to taxation under Code Section 409A(a)(1).

          (e)   No distribution of a Participant's Benefit under the Plan shall be made that would constitute a violation of Code Section 409A(a)(3) (prohibiting any acceleration of benefits). Nothing in this Section 6.8(e) shall prohibit an accelerated distribution of a Participant's Benefit under the Plan if such accelerated distribution is permitted under applicable guidance issued by the Treasury Department or the Internal Revenue Service, and would not cause the Participant's (or any other Participant's) Benefit under the Plan to be subject to tax pursuant to Code Section 409A(a).

          (f)    The Trust shall at all times, both in form and in operation, be maintained in a manner that avoids imposition of any tax on Participants by reason of the application of the funding rules set forth in Code Section 409A(b)."

        7.     New Section 9.1.1 is hereby added to Section 9 of the Plan, to read:

          "9.1.1 Notwithstanding the foregoing, the Company shall not be authorized to amend or terminate the Plan to the extent that any such amendment or termination would result in a modification of Plan Sections 2.5(v) (treating the consummation of the Merger as a Change of Control), 5.2(d) (waiving certain forfeiture provisions otherwise applicable under the Plan to participants whose employment terminates in a Qualifying Termination), 6.6(c) (relating to Code Section 280G), 6.7 (permitting lump sum distributions to Participants who have elected such a distribution and who experience a Qualifying Termination), or 6.8 (relating to compliance with Code Section 409A) or that would otherwise have the effect of reducing or eliminating any Participant's rights under such Sections; provided however, that the limitation on Changes to Section 6.8 shall not limit the Company's right to modify or amend the Plan in any way, or terminate the Plan and distribute Benefits, to the extent that such action (i) may be required by law; (ii) does not cause a Participant to be subject to any additional tax liability by reason of Code Section 409A(a), as that Code Section may be modified or clarified from time to time, either by statutory change or by issuance of Treasury regulations or other Treasury or IRS guidance; or

  (iii) does not adversely discriminate against Participants whose employment terminates or has terminated in a Qualifying Termination and the Board of Directors of MGM MIRAGE determines, in good faith and after giving due consideration to any adverse tax consequences to Participants and any alternative courses of action, that failure to take such action could reasonably be expected to be materially adverse to the business, financial condition or ongoing operations of MGM MIRAGE and its subsidiaries, taken as a whole."

        8.     In all other respects the Plan is hereby ratified and confirmed.

Exhibit A

Schedule of Illinois and Detroit Participants

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  Exhibit 10.79